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                                                                    EXHIBIT 11.1

Statement re: Earnings Per Share (Unaudited)
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
                                                                    THREE MONTHS ENDED                 NINE MONTHS ENDED
                                                                    ------------------                 -----------------
                                                              SEPT 30, 1997   SEPT 30, 1998      SEPT 30, 1997   SEPT 30, 1998
                                                              -------------   -------------      -------------   -------------
Net loss applicable to common stock                           $  (5,454,000)    $ (6,768,000)    $ (10,185,000)    $(14,642,000)
                                                              =============     ============     =============     ============

Weighted average common shares outstanding - basic                8,030,949        9,997,650         6,861,419        9,249,258

Common stock options issued at nominal amounts
 within twelve months of initial public offering                  2,872,920        1,903,045         2,872,920        1,903,045
                                                              =============     ============     =============     ============
Weighted average number of common shares
 outstanding - diluted                                           10,883,229       11,779,615         7,885,314       11,030,223
                                                              =============     ============     =============     ============
Net loss per common share:
  Basic                                                       $       (0.68)    $      (0.68)    $       (1.48)    $      (1.58)
                                                              =============     ============     =============     ============
  Diluted                                                     $       (0.50)    $      (0.57)    $       (1.29)    $      (1.33)
                                                              =============     ============     =============     ============
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The Company follows Statement of Financial Accounting Standards (SFAS) No. 128,
Earnings Per Share, issued by the Financial Accounting Standards Board. Under
SFAS No. 128, the basic and diluted net loss per share of common stock for the periods ended September 30, 1997 and 1998 is computed by dividing the net loss by the weighted average number of common shares outstanding during the period, including stock options issued at nominal amounts within twelve months of the
Company's initial public offering (IPO). Stock options issued at nominal amounts within twelve months prior to the Company's IPO are considered outstanding for all periods presented for the diluted calculation in accordance with the
Securities and Exchange Commission Staff Accounting Bulletin No. 98.

The Company's convertible preferred stock and other convertible instruments are not considered outstanding for the diluted calculation since their effect is antidilutive. The weighted average number of common shares outstanding excludes 1,200,000 shares of common stock subject to a contingent repurchase right of the Company. The 1,200,000 shares will only be released upon the attainment of certain revenue, net income and stock price milestones, as defined in an agreement between Palomar and the Company. At September 30, 1998 such conditions were not satisfied.